Exhibit 10.1
BROCADE COMMUNICATIONS SYSTEMS, INC.
AMENDED AND RESTATED
CHANGE OF CONTROL RETENTION AGREEMENT
     This Amended and Restated Change of Control Retention Agreement (the “Agreement”) is entered into as of May 11, 2007 (the “Effective Date”) by and between Brocade Communications Systems, Inc. (the “Company”) and Michael Klayko (“Executive”).
RECITALS
     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.
     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his or her employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     C. In order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment.
     D. The Company and Executive wish to amend and restate that certain Change of Control Retention Agreement dated as of March 9, 2007.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
     1. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is and shall continue to be “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     2. Severance Benefits.
          (a) Termination of Employment. In the event Executive’s employment with the Company terminates for any reason during the Term or any duly authorized extension thereof (as set forth in Section 9 below), Executive will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment, (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, and (iv) unreimbursed business expenses required to be reimbursed to Executive.
          (b) Termination Without Cause not in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause during the Term or any duly authorized extension thereof (as set forth in Section 9 below), and such termination does not occur in Connection with a Change of Control, then, subject to Sections 3, 5 and 6, Executive will receive: (i) twelve (12) months of Executive’s base salary, as in effect immediately prior to the date of termination, payable in a lump sum payment within thirty (30) days of the Release Effective Date, (ii) 100% of Executive’s target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which Executive’s termination occurs, payable in a lump sum payment within thirty (30) days of the Release Effective Date, and (iii) reimbursement for premiums paid for medical, dental and vision benefits (the “COBRA Benefits”) for Executive and Executive’s eligible dependents under the Company’s benefit plans for twelve (12) months following Executive’s termination of employment, payable when such premiums are due, or, at the Company’s sole discretion, in a one-time lump sum payment when such premiums are first due (provided Executive and Executive’s eligible dependents validly elect to continue coverage under applicable law).
          (c) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case during the Term or any duly authorized extension thereof (as set forth in Section 9 below), and the termination is in Connection with a Change of Control, then, subject to Sections 3, 5 and 6, Executive will receive: (i) twenty-four (24) months of Executive’s base salary, as in effect immediately prior to the date of termination, payable in a lump sum payment within thirty (30) days of the Release Effective Date, (ii) 200% of Executive’s target cash bonus under the Company’s Senior Leadership Plan for the fiscal year in which Executive’s termination occurs, payable in a lump sum payment within thirty (30) days of the Release Effective Date, (iii) reimbursement for premiums paid for COBRA Benefits for Executive and Executive’s eligible dependents under the Company’s benefit plans for eighteen (18) months following Executive’s termination of employment, payable when such premiums are due, or, at the Company’s sole discretion, in a one-time lump sum payment when such premiums are first due (provided Executive and Executive’s eligible dependents validly elect to continue coverage under applicable law), and (iv) full accelerated vesting with respect to Executive’s then outstanding, unvested equity awards that were granted to Executive on or prior to the date hereof or during the Term (or any duly authorized extension thereof). For purposes of clarification, any subsequent determination by the Board or Compensation Committee of the Board to reduce the amount of acceleration following the term of this Agreement shall not affect any grants of equity awards made prior to the expiration of such term unless otherwise agreed to in writing by the Executive.
          (d) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs, and practices.

          (e) Termination due to Death or Disability. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment terminates by reason of death or Disability, then (i) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits only in accordance with the Company’s then established plans, programs, and practices.
          (f) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced, except where the Company (as authorized by the Compensation Committee or Board) and Executive expressly agree in writing that such additional benefits are intended to be in addition to (and not in lieu of) the severance benefits under this Agreement.
     3. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form provided to Executive by the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective (the “Release Effective Date”).
          (b) Nondisparagement. During the term of Executive’s employment and for 12 months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.
          (c) Other Requirements. Executive agrees to continue to comply with the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by Executive (the “Confidential Information Agreement”).
          (d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     4. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to Executive of a written demand for performance from the Board that describes the basis for the Board’s belief that Executive has not substantially performed his duties; (ii) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Executive; (iii) Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (iv) Executive materially breaching Executive’s Confidential Information Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.
          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
               (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (c) Disability. For purposes of this Agreement, Disability will have the same defined meaning as in the Company’s long-term disability plan.
          (d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s consent: (i) a material reduction of Executive’s duties, title, authority or responsibilities in effect immediately prior to a Change of Control; (ii) a reduction in Executive’s base salary or target annual cash incentive compensation; (iii) the failure of the Company to obtain the assumption of the Agreement by the successor, or (iv) the Company requiring Executive to relocate his or her principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from Executive’s current principal place of employment; provided, however, that Executive only will have Good Reason if the Executive gives written notice to the Board of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of its initial occurrence and such event or circumstance is not cured within thirty (30) days after Executive gives such written notice to the Board. Executive’s actions approving any of the foregoing changes (that otherwise may be considered Good Reason) will be considered consent for the purposes of this Good Reason definition.
          (e) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within thirty (30) days prior to, or twelve (12) months following, a Change of Control.
     5. Excise Taxes. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
     Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants or another nationally-recognized public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     6. Section 409A.
          (a) Notwithstanding Sections 2 and 3 hereof, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which are considered deferred compensation under Section 409A (together, the “deferred compensation separation benefits”) will not and could under no circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the severance payments (and any other deferred compensation separation benefits) which does not exceed the Section 409A Limit (as defined above) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule set forth in Sections 2 and 3 (or, with respect to other deferred compensation separation benefits, the payment schedule applicable to each such payment or benefit).
          (b) Section 409A Limit. “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the year in which Executive’s employment is terminated.
          (c) Any portion of the severance payments or other deferred compensation separation benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the severance payments or other deferred compensation separation benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, they will become payable on the date that is six (6) months and one (1) day following the date of Executive’s termination of employment.
          (d) All subsequent severance payments or other deferred compensation separation benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (e) For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment.
          (f) This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
     7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     8. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: General Counsel
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
If to Executive:
at the last residential address known by the Company.
     9. Term. The term of this Agreement (the “Term”) shall be five (5) years from the date hereof and may be extended upon mutual written consent of the Executive and the Company (as authorized by the Compensation Committee or Board); provided, however, the Term shall be automatically extended without any further action if the Company has entered into a definitive agreement regarding a Change of Control (a “Pending Transaction”) until (i) twelve (12) months following the consummation of such Pending Transaction or (ii) such definitive agreement has terminated pursuant to its terms without a Change of Control occurring. Notwithstanding the foregoing, the acceleration provision set forth in Section 2(c)(iv) hereof with respect to equity awards granted prior to the expiration of the Term (or any extension thereof) shall survive expiration of the Term (and any duly authorized extension thereof).
     10. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     11. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.
     12. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any agreements that provide for severance benefits and any agreements that provide for vesting acceleration of Executive’s outstanding equity awards (except for any terms that provide for the accelerated vesting of Executive’s equity awards if they are not assumed or substituted by a successor corporation and any terms that provide for more favorable acceleration of vesting pursuant to outstanding equity awards under agreements entered into prior to the date hereof). No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
     13. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     14. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     16. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     17. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     18. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
BROCADE COMMUNICATIONS SYSTEMS, INC.

Signature:	/s/ Tyler Wall	Date: June 25, 2007

Print Name: Tyler Wall

Title: VP, General Counsel

EXECUTIVE:

/s/ Michael Klayko		Date: June 25, 2007

Michael Klayko
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